Orbitz Worldwide, Inc. Reports Second Quarter 2011 Results

Chicago, August 9, 2011 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the second quarter and six months ended June 30, 2011.

“Our financial results exceeded the top end of our guidance range during a challenging period in which we have been making major technology and product investments throughout our business," said Barney Harford, CEO of Orbitz Worldwide. "Among the highlights for the quarter, ebookers once again achieved strong performance, delivering 31 percent room night growth. In our private label distribution channel we launched important partnerships with Eurostar and more recently with Virgin Australia; looking forward we have an extremely strong pipeline for 2012."

	Three Months Ended			Six Months Ended
(in thousands, except	June 30,			June 30,
per share data)	2011	2010	Change(a)	2011	2010	Change(a)

Gross bookings	$2,997,207	$3,077,639	(3)%	$5,972,357	$6,007,882	(1)%
Net revenue	$201,826	$193,491	4%	$386,749	$380,644	2%
Net revenue margin(b)	6.7%	6.3%	0.4 ppt	6.5%	6.3%	0.1 ppt
Net income (loss)	$8,888	$9,733	(9)%	$(2,005)	$4,472	(145)%
Basic EPS	$0.09	$0.10	(10)%	$(0.02)	$0.05	(143)%
Diluted EPS	$0.08	$0.09	(8)%	$(0.02)	$0.04	(145)%
Operating cash flow	$12,684	$18,669	(32)%	$102,529	$114,660	(11)%
Capital spending	$10,495	$9,732	8%	$23,464	$17,099	37%

EBITDA(c)	$35,257	$41,642	(15)%	$50,289	$66,995	(25)%
Impairments	$—	$—	**	$—	$1,704	(100)%
Other adjustments	$3,492	$6,458	(46)%	$5,727	$10,028	(43)%
Adjusted EBITDA(c)	$38,749	$48,100	(19)%	$56,016	$78,727	(29)%

** Not meaningful.

(a)	Percentages are calculated on unrounded numbers.
(b)Represents net revenue as a percentage of gross bookings.

(c)
Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

Second Quarter 2011 Financial Highlights

The company reported net income of $8.9 million or $0.08 per diluted share for the second quarter 2011 compared with net income of $9.7 million or $0.09 per diluted share for the second quarter 2010. Adjusted EBITDA was $38.7 million for the second quarter 2011, a decrease of 19 percent year over year.

Gross Bookings and Net Revenue
Global gross bookings decreased three percent (five percent on a constant currency basis) year over year. This decrease was due primarily to lower volume for the company's domestic leisure brands. Higher volume for ebookers and higher air fares and average daily rates ("ADRs") for hotel rooms for the company's domestic leisure and Orbitz for Business brands partially offset this decrease. Global hotel gross bookings increased nine percent year over year driven primarily by ADR expansion.

Net revenue was $201.8 million for the second quarter 2011, an increase of four percent (flat on a constant currency basis) year over year. Net revenue increased due primarily to higher hotel, vacation package, car and advertising and media revenue, partially offset by lower air net revenue. Global hotel net revenue, including hotels booked on a standalone basis and as part of a vacation package, represented 36 percent of the company's total net revenue for the trailing twelve months ended June 30, 2011. Net revenue from ebookers represented 21 percent of the company's total net revenue on a trailing twelve month basis.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in thousands)	2011	2010	Change	2011	2010	Change

Gross Bookings
Air	$2,201,860	$2,348,517	(6)%	$4,321,794	$4,480,761	(4)%
Non-air	795,347	729,122	9%	1,650,563	1,527,121	8%
Total Gross Bookings	$2,997,207	$3,077,639	(3)%	$5,972,357	$6,007,882	(1)%

Domestic	$2,414,061	$2,658,118	(9)%	$4,790,665	$5,095,515	(6)%
International	583,146	419,521	39%	1,181,692	912,367	30%
Total Gross Bookings	$2,997,207	$3,077,639	(3)%	$5,972,357	$6,007,882	(1)%

Net Revenue
Air	$69,522	$70,863	(2)%	$142,022	$142,488	—%
Hotel	55,196	52,105	6%	100,385	95,573	5%
Vacation Package	33,479	31,161	7%	59,337	59,014	1%
Advertising and Media	13,632	12,420	10%	26,314	24,638	7%
Other	29,997	26,942	11%	58,691	58,931	—%
Total Net Revenue	$201,826	$193,491	4%	$386,749	$380,644	2%

Domestic	$142,026	$151,310	(6)%	$276,359	$295,305	(6)%
International	59,800	42,181	42%	110,390	85,339	29%
Total Net Revenue	$201,826	$193,491	4%	$386,749	$380,644	2%

▪
Air net revenue was $69.5 million in the second quarter 2011, down two percent (five percent on a constant currency basis) year over year. Air net revenue for the company's domestic leisure brands was down 12 percent year over year primarily due to lower air volume, partially offset by higher net revenue per airline ticket. The lower air volume was due primarily to actions taken by certain airlines to limit the forward distribution of their fares on meta-search sites, such as Kayak, fare structure changes implemented by a major airline, higher air fares and, to a lesser extent, the lack of American Airlines' content on the company's Orbitz.com site through June 1, 2011. The higher net revenue per airline ticket was due primarily to an increase in GDS incentive revenue and a shift in supplier mix towards airlines from which the company earns higher commissions. ebookers air net revenue increased 29 percent (13 percent on a constant currency basis) year over year due primarily to higher air volume.

▪
Hotel net revenue was $55.2 million in the second quarter 2011, up six percent (flat on a constant currency basis) year over year. Hotel net revenue for the company's domestic leisure brands increased due primarily to higher hotel ADRs, partially offset by lower volume. ebookers delivered another quarter of double digit growth in standalone room nights which also contributed to the increase in hotel net revenue. Lower hotel volume for HotelClub partially offset these increases.

•
Vacation package net revenue increased seven percent (four percent on a constant currency basis) in the quarter to $33.5 million. ebookers vacation package net revenue increased due primarily to higher volume as a result of new product offerings and the company's marketing efforts. Vacation package net revenue for the company's domestic leisure brands decreased in the quarter due to lower vacation package volume, partially offset by higher net revenue per transaction driven by higher hotel ADRs, higher air fares and fewer promotional coupons issued by the company.

▪
Advertising and media revenue increased ten percent (eight percent on a constant currency basis) year over year to $13.6 million due primarily to the company's ongoing efforts to monetize its websites globally.

▪
Other net revenue, which is primarily comprised of car rental, cruise, destination services, travel insurance and airline hosting revenue, increased 11 percent (eight percent on a constant currency basis) year over year. This increase was due primarily to higher car revenue and higher travel insurance revenue for ebookers. The higher car revenue was driven by an increase in overrides and breakage. Higher air volume drove the increase in travel insurance revenue for ebookers.

In order to provide a more comparable view of the company's operating performance across periods, Appendix A to this press release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this press release.

Operating Expenses

Cost of revenue

Cost of revenue is primarily comprised of costs to operate customer service call centers, credit card processing fees, and other costs, which include customer refunds and charge-backs, hosting costs and connectivity and other processing costs.

	Three Months Ended June 30,		$	%
	2011	2010	Change	Change
	(in thousands)

Customer service costs	$13,683	$14,463	$(780)	(5)%
Credit card processing fees	11,964	10,917	1,047	10%
Other (a)	9,849	8,810	1,039	12%
Total cost of revenue (a)	$35,496	$34,190	$1,306	4%
% of net revenue	17.6%	17.7%

(a) During the first quarter 2011, the company changed its classification of expenses for commissions to private label partners (“affiliate commissions”) from cost of revenue to marketing expense to better reflect the nature of these costs and more closely align with general industry practice. The company has reclassified affiliate commissions of $3.2 million from cost of revenue to marketing expense for the three months ended June 30, 2010 to conform to the current year presentation.

Cost of revenue for the second quarter 2011 increased four percent year over year due primarily to higher customer refunds and charge-backs globally and an increase in credit card processing fees driven by higher volume at ebookers. Lower customer service costs due to a decline in overall volume partially offset this increase. Cost of revenue as a percentage of net revenue for the second quarter 2011 was relatively flat year over year.

Selling, general and administrative (SG&A) expense

SG&A expense is primarily comprised of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs, which include legal, foreign currency transaction and hedging costs and other administrative costs.

	Three Months Ended June 30,		$	%
	2011	2010	Change	Change
	(in thousands)
Wages and benefits	$39,153	$40,305	$(1,152)	(3)%
Contract labor	6,650	4,576	2,074	45%
Network communications, systems maintenance and equipment	6,010	6,152	(142)	(2)%
Other	16,079	8,602	7,477	87%
Total SG&A	$67,892	$59,635	$8,257	14%
% of net revenue	33.6%	30.8%

SG&A expense for the second quarter 2011 increased 14 percent year over year due primarily to foreign currency losses, an increase in legal costs and higher staffing levels and use of contract labor to support the company's strategic initiatives, such as the remaining platform migrations. In addition, the company incurred higher bad debt expense, audit fees and travel expense. Lower stock-based compensation expense and lower severance expense partially offset this increase.

Marketing expense

The company's marketing expense is primarily comprised of online marketing costs, such as search and banner advertising and affiliate commissions, and offline marketing costs, such as television, radio and print advertising.

	Three Months Ended June 30,		$	%
	2011	2010	Change	Change
	(in thousands)
Marketing expense	$63,159	$58,441	$4,718	8%
% of net revenue	31.3%	30.2%

Marketing expense increased eight percent year over year in the second quarter 2011 to $63.2 million. This increase was due primarily to higher marketing investments for ebookers and continued growth in the company's private label channel, partially offset by lower marketing spending for the company's domestic leisure brands. Marketing expense as a percentage of net revenue increased to 31.3 percent for the second quarter 2011, up from 30.2 percent in the second quarter 2010.

Interest Expense
Orbitz Worldwide incurred net interest expense of $9.7 million in the second quarter 2011, a decline of 11 percent year over year. This decline was due primarily to lower outstanding borrowings and a lower effective interest rate on the company's term loan driven in part by the expiration of an interest rate swap in May 2011, which previously fixed the interest rate on $100 million of the company's term loan at an effective rate of 6.39 percent.

At June 30, 2011, $200.0 million of the $472.2 million outstanding on the term loan had fixed interest rates through interest rate swaps. The weighted-average effective interest rate on the term loan was 3.63 percent at June 30, 2011, down from 4.85 percent at June 30, 2010. At June 30, 2011, Orbitz Worldwide was in compliance with all financial covenants and conditions of its Credit Agreement.

Cash Flow
Orbitz Worldwide reported operating cash flow of $102.5 million for the first half of 2011, a decline of 11 percent year over year. The decline in operating cash flow was primarily driven by higher spending to support the company's strategic initiatives and higher marketing investments during the first half of 2011 as compared with the first half of 2010, partially offset by changes in the company's working capital accounts. The net working capital account changes were primarily driven by the timing of payments received from global distribution systems, partially offset by changes in accounts receivable and accrued merchant payable balances driven by lower transaction volume.

At June 30, 2011, cash and cash equivalents were $146.0 million compared with cash and cash equivalents of $144.5 million at June 30, 2010.

Operational Highlights

Consumer Brands

•
In July 2011, Orbitz announced the launch of the Orbitz Hotels App, a native iPad application that gives customers an intuitive search-and-book experience designed specifically for iPad. The Orbitz Hotels App for iPad offers travelers the entire selection of Orbitz hotel properties, powerful comparison tools and secure booking in just three taps.

•
In August 2011, Orbitz announced that its one-of-a-kind Price Assurance cash refund program hit the $10 million mark, and began airing a new Price Assurance television commercial. Since this program's inception in June 2008, more than 170,000 Price Assurance automatic refund checks have been issued to customers for a total of $10 million in refunds.

•
During the second quarter, the company launched a keyword optimization and bidding engine, which is the first of many capabilities the company is building with its Math Engine and will enable the company to make more intelligent and faster adjustments to its paid search engine marketing for its global brands, ultimately improving e-marketing spend optimization. The Math Engine supports over ten million key words and millions of bid updates per day.

•
In June 2011, Orbitz announced the launch of "Insider Steals," a weekly members-only flash sale that gives Orbitz members 50 percent or more off handpicked hotels in top destinations around the world including Las Vegas, New York, Orlando, Cancun and Hawaii. CheapTickets launched a similar program called “Member only prices.”

•	In June 2011, the company successfully launched the first-ever mobile-web version of CheapTickets (m.cheaptickets.com). Over six percent of CheapTicket's hotel bookings now come from mobile.

•	In May 2011, ebookers launched its inspirational iPad app, ebookersExplorer, which has had over 75,000 downloads since launch.

•
During the second quarter, ebookers Region 1 markets (U.K., Ireland, France and Benelux) migrated to Orbitz Worldwide's global trigger-based email platform. Collectively, these markets experienced 18 percent year-over-year growth in email transactions as a result.

•	During the second quarter, ebookers launched its pan European TV campaign successfully in four markets with over 3,000 advertising spots run over a period of ten weeks.

•	In May 2011, Orbitz Worldwide completed the migration of its last minute hotel site RatesToGo.com to its global technology platform.

•	In June 2011, Orbitz launched a 10th anniversary sale with up to 30 percent off thousands of hotels worldwide in summer's most popular destinations.

Private Label Distribution

•
In May 2011, Orbitz Worldwide announced that Eurostar International has launched the Orbitz Worldwide Distribution private label solution to power hotel, vacation package, car and activities bookings on the Eurostar International website.

•	In July 2011, Orbitz Worldwide Inc. announced a new partnership with Virgin Australia to power standalone hotel bookings on the Australian websites of Virgin Australia.

Corporate Travel

•	In July 2011, Orbitz for Business announced the Business Advantage program, which offers discounted, fully refundable hotel rates and complimentary amenities for road warriors. The new Business Advantage rates and amenities are available in every major U.S. market and selected cities in Canada, Mexico and the United Kingdom. Since the pilot launch in January, participating Business Advantage hotels have seen a 62 percent year-over-year increase in bookings compared with a 20 percent increase for non-participating properties.

Partner Services

•
During the second quarter, Orbitz Worldwide reached agreements with a number of hotel partners, including Intercontinental Hotel Group, Melia Hotels International, Lagrange City Résidences, Disneyland Paris, Hospitality Management Holdings and Kerzner International. Orbitz Worldwide also signed an agreement with Paradores for exclusive access to over 90 luxury hotel properties throughout Spain.

•	During the second quarter, the company signed partnership agreements with a number of air suppliers, including British Airways, Swiss Air and Air France-KLM-Delta.

•
During the second quarter, Orbitz Worldwide signed partner marketing contracts with a number of destination marketing organizations, including Qatar Airways, Lufthansa Airlines, Capital One Financial, Kentucky Department of Travel, Tourism Quebec, Banff Lake Louise Tourism, Edmonton Tourism, Tourism Calgary, Tourism Jasper, Tourism Alberta, Saint Lucia Tourist Board, Tourism Victoria, Bloomington Convention and Visitor's Bureau, Bradenton Area Convention and Visitor's Bureau, Chelan County Tourism, Travel Michigan, Tourist Office of Spain, Lafayette Convention & Visitors Commission, Chicago Office of Tourism and the Moroccan National Tourist Office. Orbitz Worldwide now has partner marketing agreements with over 200 destination marketing organizations.

Outlook

For the third quarter 2011, the company expects:

•	Net revenue in the range of $194 million to $200 million; and

•	Adjusted EBITDA between $33 million and $37 million.

For the full year 2011, the company expects:

•	Net revenue in the range of $752 million to $762 million; and

•	Adjusted EBITDA between $118 million and $125 million.

This outlook assumes relatively stable foreign exchange rates.

Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its second quarter 2011 results at 10:00 a.m. EDT (9:00 a.m. CDT) on Tuesday, August 9, 2011. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at investors.orbitz.com. An archive of the webcast and a transcript will also be available on the website for a period of at least 30 days.

About Orbitz Worldwide

Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com) and the Away Network (www.away.com). Also within the Orbitz Worldwide family, Orbitz Worldwide Distribution (corp.orbitz.com/partnerships/distribution) delivers private label travel solutions to a broad range of partners including many of the world's largest airlines, and Orbitz for

Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for corporations. For more information on partnership opportunities with Orbitz Worldwide, visit corp.orbitz.com.

Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at investors.orbitz.com. You can sign up to receive email alerts whenever the company posts new information to the website.

Forward-Looking Statements

This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company's expected financial performance and its strategic operational plans. The results presented are unaudited. The company's actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, the economic recession and general state of the financial markets; competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; the termination of any major supplier's participation on the company's websites; maintenance and protection of the company's information technology and intellectual property; the outcome of pending litigation; the company's level of indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the company's filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC's website at www.sec.gov or the company's Investor Relations website at investors.orbitz.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of August 9, 2011, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:            Investor Contact:
Chris Chiames            Melissa Hayes
+1 312 894 6890            +1 312 260 2428
chris.chiames@orbitz.com        melissa.hayes@orbitz.com

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net revenue	$201,826	$193,491	$386,749	$380,644
Cost and expenses
Cost of revenue	35,496	34,190	71,811	69,530
Selling, general and administrative	67,892	59,635	136,501	123,425
Marketing	63,159	58,441	128,516	119,008
Depreciation and amortization	15,442	19,683	30,716	38,669
Impairment of other assets	—	—	—	1,704
Total operating expenses	181,989	171,949	367,544	352,336
Operating income	19,837	21,542	19,205	28,308
Other (expense) income
Net interest expense	(9,741)	(10,943)	(20,306)	(22,254)
Other (expense) income	(22)	417	368	18
Total other expense	(9,763)	(10,526)	(19,938)	(22,236)
Income (loss) before income taxes	10,074	11,016	(733)	6,072
Provision for income taxes	1,186	1,283	1,272	1,600
Net income (loss)	$8,888	$9,733	$(2,005)	$4,472

Net income (loss) per share - basic:
Net income (loss) per share	$0.09	$0.10	$(0.02)	$0.05
Weighted-average shares outstanding	103,717,099	101,927,549	103,526,844	99,346,552

Net income (loss) per share - diluted:
Net income (loss) per share	$0.08	$0.09	$(0.02)	$0.04
Weighted-average shares outstanding	105,129,716	105,671,169	103,526,844	103,244,429

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$145,957	$97,222
Accounts receivable (net of allowance for doubtful accounts of $967 and $956, respectively)	72,183	54,702
Prepaid expenses	17,110	17,425
Due from Travelport, net	16,966	15,449
Other current assets	6,302	3,627
Total current assets	258,518	188,425
Property and equipment, net	151,515	158,063
Goodwill	679,339	677,964
Trademarks and trade names	128,757	128,431
Other intangible assets, net	5,354	7,649
Deferred income taxes, non-current	7,523	8,147
Other non-current assets	51,569	48,024
Total Assets	$1,282,575	$1,216,703

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$22,990	$26,491
Accrued merchant payable	311,419	233,850
Accrued expenses	115,941	105,798
Deferred income	46,196	30,850
Term loan, current	32,926	19,808
Other current liabilities	2,017	5,994
Total current liabilities	531,489	422,791
Term loan, non-current	439,287	472,213
Tax sharing liability	96,517	101,545
Unfavorable contracts	6,660	8,068
Other non-current liabilities	19,088	22,233
Total Liabilities	1,093,041	1,026,850
Commitments and contingencies
Shareholders' Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 102,984,826 and 102,342,860 shares issued and outstanding, respectively	1,030	1,023
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid in capital	1,033,194	1,029,215
Accumulated deficit	(845,614)	(843,609)
Accumulated other comprehensive income (net of accumulated tax benefit of $2,558)	976	3,276
Total Shareholders' Equity	189,534	189,853
Total Liabilities and Shareholders' Equity	$1,282,575	$1,216,703

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2011	2010
Operating activities:
Net (loss) income	$(2,005)	$4,472
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Net gain on extinguishment of debt	—	(57)
Depreciation and amortization	30,716	38,669
Impairment of other assets	—	1,704
Amortization of unfavorable contract liability	(940)	(1,764)
Non-cash net interest expense	7,177	7,984
Deferred income taxes	823	114
Stock compensation	4,927	8,575
Changes in assets and liabilities:
Accounts receivable	(14,918)	(9,745)
Deferred income	14,058	12,340
Due from Travelport, net	(33)	(17,962)
Accrued merchant payable	65,097	75,306
Accounts payable, accrued expenses and other current liabilities	4,732	(1,888)
Other	(7,105)	(3,088)
Net cash provided by operating activities	102,529	114,660

Investing activities:
Property and equipment additions	(23,464)	(17,099)
Changes in restricted cash	(4,538)	(914)
Net cash used in investing activities	(28,002)	(18,013)

Financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	48,930
Payments of fees to repurchase a portion of the term loan	—	(248)
Payments on the term loan	(19,808)	(20,994)
Payments to extinguish debt	—	(13,488)
Employee tax withholdings related to net share settlements of equity-based awards	(941)	(1,099)
Proceeds from exercise of employee stock options	—	65
Payments on tax sharing liability	(7,228)	(10,239)
Payments on line of credit	—	(42,221)
Proceeds from note payable	—	800
Payments on note payable	(114)	—
Net cash used in financing activities	(28,091)	(38,494)

Effects of changes in exchange rates on cash and cash equivalents	2,299	(2,289)
Net increase in cash and cash equivalents	48,735	55,864
Cash and cash equivalents at beginning of period	97,222	88,656
Cash and cash equivalents at end of period	$145,957	$144,520

Supplemental disclosure of cash flow information:
Income tax payments, net	$1,154	$1,902
Cash interest payments, net of capitalized interest of $0 and $18, respectively	$13,915	$13,781
Non-cash investing activity:
Capital expenditures incurred not yet paid	$962	$613
Non-cash financing activity:
Repayment of term loan in connection with debt-equity exchange	$—	$49,564

Appendix A: Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company's financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:

•
These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company's business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company's business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company's actual results against management's expectations.

•
EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility), if at all, in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company's interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company's non-GAAP measures is consistent with the company's intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company's business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•
Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company's business, by excluding the items described above, as well as certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges and litigation settlements.

EBITDA and Adjusted EBITDA, as presented for the three and six months ended June 30, 2011 and June 30, 2010, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company's income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net income (loss) to EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net income (loss)	$8,888	$9,733	$(2,005)	$4,472
Net interest expense	9,741	10,943	20,306	22,254
Provision for income taxes	1,186	1,283	1,272	1,600
Depreciation and amortization	15,442	19,683	30,716	38,669
EBITDA	$35,257	$41,642	$50,289	$66,995
EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
EBITDA	$35,257	$41,642	$50,289	$66,995
Impairment of other assets (a)	—	—	—	1,704
Stock-based compensation expense (b)	2,950	5,721	4,927	8,902
Acceleration of amortization of net unfavorable contract liability (c)	542	—	780	—
Litigation settlements (d)	—	1,288	20	1,288
Net gain on extinguishment of debt (e)	—	(446)	—	(57)
Restructuring (f)	—	(105)	—	(105)
Adjusted EBITDA	$38,749	$48,100	$56,016	$78,727

(a)
Represents a non-cash charge recorded to impair an asset related to in-kind marketing and promotional support from Northwest Airlines under its former Charter Associate Agreement with the company. Management adjusts for this item because it represents a significant non-cash operating expense that is not reflective of the cash earnings capability of the business.

(b)
Primarily represents non-cash stock compensation expense; the three and six months ended June 30, 2010 also includes expense related to restricted cash awards granted prior to the company's initial public offering in July 2007. These restricted cash awards became fully vested in May 2010. Management adjusts for stock-based compensation expense as it represents a significant non-cash operating expense that is not indicative of the cash earnings capability of the business.

(c)
Represents a non-cash charge recorded to accelerate the amortization of the in-kind marketing and promotional support asset from Continental Airlines under its Charter Associate Agreement with the company. The useful life of this asset was shortened in 2010 following the merger of Continental Airlines and United Airlines. Management adjusts for this item because it represents a non-cash operating expense that is not reflective of the cash earnings capability of the business.

(d)
Represents charges related to accruals established for certain legal proceedings. Management adjusts for these items because they represent non-recurring charges that are not indicative of the cash earnings capability of the business.

(e)
Represents the net gain recorded upon extinguishment of portions of the company's term loan. Management adjusts for this item because it represents a non-recurring charge that is not indicative of the cash earnings capability of the business.

(f)
Represents a change in estimate related to a restructuring charge recorded in the second half of 2009. Management adjusts for restructuring costs because they are non-recurring charges that are not indicative of the cash earnings capability of the business.

Gross Bookings and Net Revenue, at Constant Currency
The company's reporting currency is the U.S. Dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. Dollar relative to the currencies of the international markets in which the company operates, particularly the Pound Sterling, Euro and Australian Dollar. Management evaluates the company's operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the company's operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q2, 2011 Reported Gross Bookings	$2,414,061	$583,146	$2,997,207

Q2, 2010 Reported Gross Bookings	$2,658,118	$419,521	$3,077,639
Impact of Foreign Exchange Rates	—	66,442	66,442
Q2, 2010 Gross Bookings at Constant Currency	$2,658,118	$485,963	$3,144,081

Reported Gross Bookings Growth	(9)%	39%	(3)%
Gross Bookings Growth at Constant Currency	(9)%	20%	(5)%

Net Revenue
Q2, 2011 Reported Net Revenue	$142,026	$59,800	$201,826

Q2, 2010 Reported Net Revenue	$151,310	$42,181	$193,491
Impact of Foreign Exchange Rates	—	7,437	7,437
Q2, 2010 Net Revenue at Constant Currency	$151,310	$49,618	$200,928

Reported Net Revenue Growth	(6)%	42%	4%
Net Revenue Growth at Constant Currency	(6)%	21%	—%

	Six Months Ended
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q2, 2011 Reported Gross Bookings	$4,790,665	$1,181,692	$5,972,357

Q2, 2010 Reported Gross Bookings	$5,095,515	$912,367	$6,007,882
Impact of Foreign Exchange Rates	—	88,237	88,237
Q2, 2010 Gross Bookings at Constant Currency	$5,095,515	$1,000,604	$6,096,119

Reported Gross Bookings Growth	(6)%	30%	(1)%
Gross Bookings Growth at Constant Currency	(6)%	18%	(2)%

Net Revenue
Q2, 2011 Reported Net Revenue	$276,359	$110,390	$386,749

Q2, 2010 Reported Net Revenue	$295,305	$85,339	$380,644
Impact of Foreign Exchange Rates	—	10,162	10,162
Q2, 2010 Net Revenue at Constant Currency	$295,305	$95,501	$390,806

Reported Net Revenue Growth	(6)%	29%	2%
Net Revenue Growth at Constant Currency	(6)%	16%	(1)%

Appendix B: Trended Operating Metrics

	2009			2010				2011
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Gross Bookings (in thousands)
Domestic
Air	$1,714,962	$1,595,580	$1,627,674	$1,816,137	$2,073,924	$1,768,632	$1,638,738	$1,744,530	$1,834,354
Non-air	553,532	540,456	455,896	621,260	584,194	584,691	476,179	632,074	579,707
Total	2,268,494	2,136,036	2,083,570	2,437,397	2,658,118	2,353,323	2,114,917	2,376,604	2,414,061
International
Air	222,218	212,524	234,811	316,107	274,593	280,848	268,084	375,404	367,506
Non-air	129,252	151,793	138,374	176,739	144,928	177,375	167,748	223,142	215,640
Total	351,470	364,317	373,185	492,846	419,521	458,223	435,832	598,546	583,146
Orbitz Worldwide
Air	1,937,180	1,808,104	1,862,485	2,132,244	2,348,517	2,049,480	1,906,822	2,119,934	2,201,860
Non-air	682,784	692,249	594,270	797,999	729,122	762,066	643,927	855,216	795,347
Total	$2,619,964	$2,500,353	$2,456,755	$2,930,243	$3,077,639	$2,811,546	$2,550,749	$2,975,150	$2,997,207
Year over Year Gross Bookings Growth
Domestic	(9)%	(5)%	15%	21%	17%	10%	2%	(2)%	(9)%
International	(29)%	(16)%	35%	41%	19%	26%	17%	21%	39%
Orbitz Worldwide	(13)%	(7)%	18%	24%	17%	12%	4%	2%	(3)%
At Constant Currency
Domestic	(9)%	(5)%	15%	21%	17%	10%	2%	(2)%	(9)%
International	(15)%	(9)%	16%	25%	20%	29%	18%	16%	20%
Orbitz Worldwide	(10)%	(5)%	15%	22%	18%	13%	4%	1%	(5)%
Orbitz Worldwide Transaction Growth	3%	7%	20%	20%	5%	5%	1%	(7)%	(9)%
Orbitz Worldwide Hotel Room Night Growth	2%	3%	13%	13%	9%	5%	4%	(2)%	(1)%
Net Revenue (in thousands)
Domestic
Air Transactional	$53,577	$47,945	$46,408	$52,846	$53,867	$48,280	$49,757	$50,095	$47,650
Non-air Transactional	79,103	79,675	70,372	77,420	84,896	88,357	73,743	71,610	81,772
Non-transactional	16,362	16,393	18,095	13,729	12,547	11,936	12,207	12,628	12,604
Total	149,042	144,013	134,875	143,995	151,310	148,573	135,707	134,333	142,026
International
Air Transactional	15,389	11,930	13,066	18,779	16,996	16,920	17,123	22,405	21,872
Non-air Transactional	22,498	29,616	25,511	23,404	24,191	27,683	28,170	26,978	35,943
Non-transactional	1,030	1,044	1,241	975	994	1,303	1,364	1,207	1,985
Total	38,917	42,590	39,818	43,158	42,181	45,906	46,657	50,590	59,800
Orbitz Worldwide	$187,959	$186,603	$174,693	$187,153	$193,491	$194,479	$182,364	$184,923	$201,826
Year over Year Net Revenue Growth
Transactional
Domestic	(18)%	(24)%	(12)%	(7)%	5%	7%	6%	(7)%	(7)%
International	(24)%	(18)%	49%	37%	9%	7%	17%	17%	40%
Orbitz Worldwide	(20)%	(23)%	(2)%	1%	6%	7%	9%	(1)%	4%
Transactional at Constant Currency
Domestic	(18)%	(24)%	(12)%	(7)%	5%	7%	6%	(7)%	(7)%
International	(9)%	(12)%	25%	19%	6%	7%	16%	10%	19%
Orbitz Worldwide	(17)%	(22)%	(5)%	(2)%	5%	7%	8%	(2)%	—%
Non-transactional	(5)%	(12)%	(10)%	(16)%	(22)%	(24)%	(30)%	(6)%	8%
Orbitz Worldwide	(19)%	(22)%	(3)%	(1)%	3%	4%	4%	(1)%	4%
Orbitz Worldwide at Constant Currency	(15)%	(21)%	(6)%	(3)%	2%	4%	4%	(3)%	—%